Exhibit 4.291

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 147355 dated December 29, 2016

For Rendering

Communication Channel Provision Services

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number

of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1027700149124

Taxpayer Identification

Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until December 29, 2021

This license is granted by decision of the licensing body — Order dated August 30, 2016 No. 439-рчс

Appendix being an integral part of this license is executed on 2 sheets.

Deputy Head	Signature O. A. Ivanov
Stamp
L.S.

Appendix to the license No. 147355**

License Requirements

1.      Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [Primary State Registration Number] 1027700149124           INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.      The licensee shall commence provision of telecommunications services under this license on or before December 29, 2016.

3.      The licensee shall render telecommunications services related to provision of communication channels located outside the territory of the Russian Federation under this license within the territory of the Russian Federation.

4.      Under this license the licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the licensee’s telecommunications network transmission lines*.

5.      When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

6.      The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

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7.      The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 94560 dated December 29, 2011.

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Total numbered, bound and sealed

3 (Three) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

Signature                         I. Yu. Zavidnaya

Stamp

September 08, 2016